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                              IMC MORTGAGE COMPANY


                       Class A Convertible Preferred Stock
                       Class B Convertible Preferred Stock

                          -----------------------------

                                 PREFERRED STOCK
                          PURCHASE AND OPTION AGREEMENT

                          -----------------------------

                                  July 14, 1998


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                                TABLE OF CONTENTS

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                                   SECTION 1.

                      Authorization and Sale of the Shares

1.1     Authorization of the Shares............................................1
1.2     Sale of the Shares.....................................................2

                                   SECTION 2.

                                Closing; Delivery

2.1     Time and Place.........................................................2
2.2     Delivery...............................................................2

                                   SECTION 3.

                   Option to Purchase Class B Preferred Shares

3.1     Option to Purchase Class B Preferred Shares............................3

                                   SECTION 4.

                  Representations and Warranties of the Company

4.1     Organization and Standing, Articles of Organization and By-Laws........5
4.2     Corporate Power........................................................5
4.3     Capitalization.........................................................5
4.4     Subsidiaries...........................................................6
4.5     Authorization..........................................................6
4.6     SEC Reports; Company Assets and Liabilities............................7
4.7     No Material Adverse Change.............................................8
4.8     Outstanding Debt.......................................................8
4.9     Taxes..................................................................9
4.10    Employee Benefits; ERISA...............................................9
4.11    Litigation............................................................10
4.12    Consents..............................................................10


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4.13    Properties; Liens and Encumbrances....................................11
4.14    Intellectual Property, etc............................................11
4.15    Minute Books..........................................................12
4.16    Offering..............................................................12
4.17    Compliance with Other Instruments.....................................12
4.18    Registration Rights...................................................12
4.19    Environmental and Safety Laws.........................................12
4.20    Disclosure............................................................13

                                   SECTION 5.

                  Representations and Warranties of Purchasers

5.1     Organization and Standing.............................................13
5.2     Power and Authority...................................................13
5.3     Authorization.........................................................13
5.4     Experience............................................................13
5.5     Investment............................................................14
5.6     Access to Data........................................................14

                                   SECTION 6.

                       Conditions to Closing of Purchasers

6.1     Representations and Warranties Correct................................14
6.2     Performance...........................................................14
6.3     Opinion of Company's Counsel..........................................15
6.4     Compliance Certificate................................................15
6.5     Certificate of Designation............................................15
6.6     Consents..............................................................15
6.7     No Material Adverse Change............................................15
6.8     Consulting and Fee Agreement..........................................15
6.9     Satisfactory Review of the Company....................................16
6.10    General...............................................................16


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                                                                            Page
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                                   SECTION 7.

                        Conditions to Closing of Company

7.1     Representations and Warranties Correct................................16
7.2     Performance...........................................................16
7.3     Opinion of Purchasers' Counsel........................................17
7.4     Compliance Certificate................................................17
7.5     General...............................................................17

                                   SECTION 8.

                            Covenants of the Company

8.1     Basic Financial Information...........................................17
8.2     Additional Information................................................18
8.3     Availability of Common Stock for Conversion...........................18
8.4     Use of Proceeds.......................................................18

                                   SECTION 9.

                           Covenants of the Purchasers

9.1     Certain Actions.......................................................19
9.2     Right of First Offer..................................................20

                                   SECTION 10.

                     Approval Rights; Board Representation;
                               Notice Requirements

10.1    Board Representation..................................................22
10.2    Notice Requirement....................................................23
10.3    Approval Rights.......................................................23


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                                                                            Page
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                                   SECTION 11.

                       Restrictions on Transferability of
                     Shares; Compliance with Securities Act

11.1    Certain Definitions...................................................26
11.2    Restrictive Legend....................................................27
11.3    Notice of Proposed Transfers..........................................27
11.4    Requested Registration................................................28
11.5    Company Registration..................................................31
11.6    Expenses of Registration..............................................33
11.7    Registration Procedures...............................................33
11.8    Indemnification.......................................................37
11.9    Information by Holder.................................................39
11.10   Rule 144 Reporting....................................................39
11.11   Transfer or Assignment of Registration Rights.........................40
11.12   "Market Stand-off" Agreement..........................................40
11.13   Shelf Registrations...................................................40

                                   SECTION 12.

                                  Miscellaneous

12.1    Governing Law.........................................................41
12.2    Survival..............................................................41
12.3    Use of Purchasers' Names..............................................41
12.4    Successors and Assigns................................................41
12.5    Substitution of Purchaser.............................................41
12.6    Entire Agreement; Amendment...........................................42
12.7    Notices, etc..........................................................42
12.8    Delays or Omissions...................................................42
12.9    Rights; Separability..................................................43
12.10   Agent's Fees..........................................................43
12.11   Expenses..............................................................43
12.12   Titles and Subtitles..................................................43
12.13   Counterparts..........................................................44


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                                                                            Page
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SCHEDULES AND EXHIBITS

Schedule of Exceptions

Exhibit 2.2 --  Company Account
Exhibit A   --  Form of Certificate of Designation for Class A
                Preferred Stock
Exhibit B   --  Form of Certificate of Designation for Class B
                Preferred Stock
Exhibit C   --  Form of Opinion of Mitchell W. Legler, P.A.
Exhibit D   --  Form of Opinion of Kramer, Levin, Naftalis & Frankel
Exhibit E   --  Form of Consulting and Fee Agreement
Exhibit F   --  Form of Opinion of Counsel to the Purchasers


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                              IMC Mortgage Company
                             5901 East Fowler Avenue
                              Tampa, Florida 33617

                             -----------------------

                  PREFERRED STOCK PURCHASE AND OPTION AGREEMENT

Greenwich Street Capital Partners II, L.P. ("Greenwich II")
GSCP Offshore Fund, L.P. ("GSCP Offshore")
Greenwich Fund, L.P. ("GF")
Travelers Casualty and Surety Company ("Travelers")
388 Greenwich Street
New York, New York  10013

            The undersigned, IMC Mortgage Company, a Florida corporation (the "Company"), hereby agrees with each of you (together with your successors and assigns, the "Purchasers") as follows:

                                   SECTION 1.

                      Authorization and Sale of the Shares

            1.1 Authorization of the Shares. (a) The Company has, or before the Closing (as defined below) will have, authorized the issue and sale of 500,000 shares of its Class A Convertible Preferred Stock, liquidation value $100.00 per share (the "Class A Preferred Shares"), having the powers, preferences and rights set forth in the Company's Class A Convertible Preferred Stock Certificate of Designation (the "Class A Certificate"), the form of which is attached hereto as Exhibit A.

            (b) The Company has, or before the Closing, will have, authorized the issue and sale of 300,000 shares of its Class B Convertible Preferred Stock, liquidation value $100.00 per share (the "Class B Preferred Shares"; and, together with the Class A Preferred Shares, the "Shares"), which Class B Preferred Shares shall be identical to the Class A Preferred Shares, except that the conversion price for each such Class B Preferred Share shall be $22.50 per share. The form of the Company's Class B Convertible Preferred Stock Certificate of Designation (the "Class B


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Certificate"; and, together with the Class A Certificate, the "Certificates")
setting forth the specific powers, preferences and rights of the Class B Preferred Shares, is attached hereto as Exhibit B.

            1.2 Sale of the Shares. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, at the Closing, (i) the Company will issue and sell to Greenwich II and Greenwich II will purchase from the Company, 369,182.7532 Class A Preferred Shares for a purchase price of $36,918,275.32, (ii) the Company will issue and sell to GSCP Offshore and GSCP Offshore will purchase from the Company, 5,781.8474 Class A Preferred Shares for a purchase price of $578,184.74, (iii) the Company will issue and sell to GF and GF will purchase from the Company, 25,035.3994 Class A Preferred Shares for a purchase price of $2,503,539.94 and
(iv) the Company will issue and sell to Travelers and Travelers will purchase from the Company 100,000 Class A Preferred Shares for a purchase price of $10,000,000.

                                   SECTION 2.

                                Closing; Delivery

            2.1 Time and Place. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m. on a date mutually agreed to by the Purchasers and the Company, but in any event not later than July 15, 1998, unless otherwise mutually agreed to by the Purchasers and the Company (the "Closing Date").

            2.2 Delivery. At the Closing, the Company will deliver to (i) Greenwich II a certificate or certificates (in definitive form) in such denominations and registered in Greenwich II's name (or the name of its nominee), representing 369,182.7532 Class A Preferred Shares against payment by Greenwich II of the purchase price of $36,918,275.32 therefor, (ii) GSCP Offshore a certificate or certificates (in definitive form) in such denominations and registered in GSCP Offshore's name (or the name of its nominee), representing 5,781.8474 Class A Preferred Shares against payment by GSCP Offshore of the purchase price of $578,184.74 therefor, (iii) GF a certificate or certificates (in definitive form) in such denominations and registered in GF's name (or the name of its nominee), representing 25,035.3994 Class A Preferred Shares against payment by GF of the purchase price of $2,503,539.94 therefor and (iv) Travelers a certificate or certificates (in definitive form) in such denominations and registered in Travelers' name (or the name of its


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nominee), representing 100,000 Class A Preferred Shares against payment by
Travelers of the purchase price of $10,000,000 therefor. All such purchase price payments shall be made by the applicable Purchaser by wire transfer of immediately available funds to the account of the Company set forth on Exhibit
2.2 hereto, as such account information may be modified from time to time by the Company by written notice to the Purchasers, and all such certificates shall bear the legends set forth in Section 11 hereof.

                                   SECTION 3.

                   Option to Purchase Class B Preferred Shares

            3.1 Option to Purchase Class B Preferred Shares. (a) (i) Greenwich II shall have an option to purchase up to 221,509.652 shares of Class B Preferred Shares, (ii) GSCP Offshore shall have an option to purchase up to 3,469.1084 shares of Class B Preferred Shares, (iii) GF shall have an option to purchase up to 15,021.2396 shares of Class B Preferred Shares and (iv) Travelers shall have an option (such options, individually, an "Option" and collectively, the "Options") to purchase up to 60,000 shares of Class B Preferred Shares for a purchase price per Class B Preferred Share equal to $100 per share (such purchase price per Class B Preferred Share, the "Class B Preferred Share Consideration") and on the other terms and conditions set forth in this Section 3.

            (b) Each Purchaser may exercise its Option, in whole or in part, at any time and from time to time from and after the Closing until the earlier of
(x) the third anniversary of the Closing, (y) the date on which such Purchaser agrees to sell substantially all of such Purchaser's Shares to the Company pursuant to a Dispute Resolution Offer (as defined in Section 10.3 hereof) (it being understood that, in the event such sale is not ultimately consummated by the Company in accordance with the applicable provisions of this Agreement, such Purchaser's right to exercise its Option shall be deemed not to have been terminated pursuant to this clause (y)) and (z) 5 business days after such Purchaser receives written notice from the Company that the average of the closing prices for the Company's Common Stock as reported on the NASDAQ National Market, Inc. ("NASDAQ") for any 30 consecutive trading day period, or, if there shall have been no sales of such stock on any such trading day, the average of the closing bid and asked prices at the end of such trading day, has been equal to or greater than $28.125, as such amount may be hereafter adjusted to give effect to any stock dividend, stock split, reverse split, combination, reclassification, merger, consolidation or like event with respect to or affecting the Company's


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Common Stock. Any exercise shall be made by such Purchaser sending a written notice (the "Notice of Exercise") to the Company of its intention to exercise the Option, which Notice of Exercise shall indicate the number of Class B Preferred Shares as to which such Purchaser is exercising the Option (which number, together with all other Class B Preferred Shares previously purchased by such Purchaser pursuant to this Section 3.1, shall not exceed (i) 221,509.652, in the case of Greenwich II, (ii) 3,469.1084, in the case of GSCP Offshore,
(iii) 15,021.2396, in the case of GF and (iv) 60,000, in the case of Travelers), and a date (the "Class B Preferred Share Closing Date"), not more than 30 days nor less than 10 days from the date of such notice, on which such Purchaser proposes to purchase such Class B Preferred Shares.

            (c) Subject to the terms and conditions of Section 3.1(d), on any Class B Preferred Share Closing Date, the applicable Purchaser shall purchase the number of Class B Preferred Shares specified in the applicable Notice of Exercise for a purchase price equal to the number of such Class B Preferred Shares times the Class B Preferred Share Consideration.

            (d) On each Class B Preferred Share Closing Date, against delivery of the applicable Class B Preferred Share Consideration for such Class B Preferred Shares (as calculated pursuant to Section 3.1(c)), the Company will
(x) deliver to the applicable Purchaser a stock certificate registered in the name of such Purchaser and representing the applicable number of Class B Preferred Shares being purchased on such Class B Preferred Share Closing Date (as specified in the applicable Notice of Exercise), which certificate shall bear the legends set forth in Section 11 hereof and (y) a certificate, executed by a duly authorized officer of the Company, certifying that the representations and warranties made by the Company in Section 4 hereof with respect to the Shares are true and correct in all material respects with respect to all of the Class B Preferred Shares to be sold by the Company on such Class B Preferred Share Closing Date. On or prior to each Class B Preferred Share Closing Date, such Purchaser shall deliver the applicable Class B Preferred Share Consideration for such Class B Preferred Shares being purchased on such Class B Preferred Share Closing Date (as calculated pursuant to Section 3.1(c) in cash (payable by wire transfer of immediately available funds) to an account previously designated in writing by the Company prior to the Class B Preferred Share Closing Date (as such designation may be changed from time to time by the Company), together with a certificate, executed by such Purchaser, certifying that the representations and warranties of the Purchaser made in Section 5 hereof with respect to the Shares are true and correct in all material respects with respect to all of the Class B Preferred Shares to be purchased by the Purchaser on such Class B Preferred Share Closing Date.


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                                   SECTION 4.

                  Representations and Warranties of the Company

            Except to the extent set forth on the Company's Schedule of Exceptions attached hereto (the "Schedule of Exceptions"), the Company hereby represents and warrants to the Purchaser as follows:

            4.1 Organization and Standing, Articles of Organization and By-Laws. The Company and each material subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each such subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its and its subsidiaries' business or properties, taken as a whole. The Company has furnished you with complete and correct copies of its Articles of Incorporation and By-Laws and, in each case, all amendments to the date of this Agreement.

            4.2 Corporate Power. The Company and each of its subsidiaries has all requisite corporate power and authority to own the properties owned by it and to carry on its business as now conducted or proposed to be conducted. The Company has all requisite corporate power and authority to enter into this Agreement and will have at the Closing all requisite corporate power to issue and sell the Shares, to issue the Common Stock (as defined in Section 4.3 hereof) issuable upon conversion of the Shares and to carry out and perform its obligations under the terms of this Agreement.

            4.3 Capitalization. The Company's authorized capital stock consists of (a) 50,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (b) 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 500,000 shares have been designated Class A Preferred Shares and 300,000 shares have been designated Class B Preferred Shares. As of the date hereof, (i) 30,825,934 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights; (ii) no shares of Common Stock are held in the treasury of the Company as treasury stock; (iii) there are outstanding options to purchase an aggregate of 3,722,657 shares of Common Stock (the "Stock Options"); and (iv) there are no outstanding Class A Preferred Shares, Class B Preferred Shares or other shares of Preferred Stock. Except as set forth in
Section 4.3 of the Schedule of Exceptions, there are no stock appreciation rights outstanding. Section 4.3 of the Schedule of Exceptions sets forth a list, complete and correct as of the date hereof, of the holders of all Stock Options and

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the number of shares of Common Stock issuable upon the exercise of each such
Stock Option and the exercise prices thereof. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or ex changeable for, securities having the right to vote) on any matters on which holders of Common Stock of the Company may vote. Except as set forth in this Section 4.3 or in Section 4.3 of the Schedule of Exceptions, no shares of capital stock or other voting securities are issued, reserved for issuance or outstanding, nor are there any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries obligating the Company or any of its subsidiaries to issue, deliver, sell or purchase, or cause to be issued, delivered, sold or purchased, any securities of the Company or any of its subsidiaries. Except as set forth in Section 4.3 of the Schedule of Exceptions, there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company or any of its subsidiaries.

            4.4 Subsidiaries. Section 4.4 of the Schedule of Exceptions sets forth a list, true and complete as of the date hereof, of all of the subsidiaries of the Company. All of the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company or by a subsidiary of the Company free and clear of any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature what soever (collectively, "Liens"). Except for the capital stock of its subsidiaries or as set forth in Section 4.4 of the Schedule of Exceptions, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

            4.5 Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the due authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein and therein, and for the due authorization, issuance and delivery of the Shares and the shares of Common Stock issuable upon conversion of the Shares has been taken or will be taken prior to the Closing. This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally and subject to general principles of equity. The execution, delivery and performance by the Company of this Agreement and compliance herewith and the issuance and sale of the Shares and the issuance of the

Common Stock issuable upon conversion of the Shares does not and will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under, any term or provision of any state or Federal law, ordinance, rule or regulation to which the Company is subject, or the Company's Articles of Incorporation or By-Laws, as amended and in effect on the date hereof, or any mortgage, indenture, agreement, instrument, judgment, decree, order or other restriction to which the Company is a party or by which it is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term. No stockholder has any preemptive right or rights of first refusal by reason of the issuance of the Shares or the issuance of any shares of Common Stock upon the conversion of any of the Shares. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and the Shares will be free of any Liens. All shares of Common Stock issuable upon conversion of any Shares will be, when issued in compliance with the applicable provisions of the Certificates, validly issued, fully paid and nonassessable and not subject to preemptive rights, and such shares of Common Stock will be free of any Liens.

            4.6 SEC Reports; Company Assets and Liabilities. The Company has filed all forms, reports, statements and schedules with the Securities and Exchange Commission (the "Commission") required to be filed pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the Commission (the "Commission Rules"), since April 23, 1997 (the "SEC Reports"). As of their respective filing dates, the SEC Reports complied as to form in all material respects with all applicable requirements of the Exchange Act and the Commission Rules applicable to such SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in the financial statements, including the related notes, and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles) and fairly present, in all material respects, the financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the results of their operations, stockholders' equity and cash flows for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end adjustments and any other adjustments described therein. Except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the SEC Reports, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole, other than those reflected in the SEC Reports and in Section 4.6 of the Schedule of Exceptions and those incurred in connection with the transactions contemplated hereby.

            4.7 No Material Adverse Change. Except as and to the extent disclosed in the SEC Reports or as set forth in Section 4.7 of the Schedule of Exceptions, since December 31, 1997, there has not been (i) any material adverse change in the business, operations or condition (financial or other) of the Company and its subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of the issuance of any securities in respect of or in substitution for shares of its capital stock, (iv) any granting by the Company (x) to any executive officer or other key employee of the Company of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date of the most recent SEC Reports or set forth in Section 4.7 of the Schedule of Exceptions or (y) to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent SEC Reports or set forth in Section 4.7 of the Schedule of Exceptions, (v) any damage, destruction or loss, whether or not covered by insurance, that are reasonably likely to have a material adverse effect on the Company's and its subsidiaries' business or properties, taken as a whole or (vi) except as may have been required by a change in generally accepted accounting principles or as disclosed in the SEC Reports, any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liabilities or business.

            4.8 Outstanding Debt. Neither the Company nor any of its subsidiaries has any outstanding indebtedness for borrowed money except as reflected on the Financial Statements and such additional borrowings under existing warehouse and working capital credit lines as is consistent with the ordinary course of the Company's business consistent with past practice, and is not a guarantor or otherwise contingently liable for any such indebtedness. All such warehouse and working capital credit lines are listed in Section 4.8 of the Schedule of Exceptions. There exists no default under the provisions of any instrument evidencing any indebtedness or otherwise or of any agreement relating thereto.

            4.9 Taxes. The Company has duly filed within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with the state of Florida, and (except to the extent that the failure to file is not reasonably likely to have a material adverse effect on the condition or operations of the Company and its subsidiaries, taken as a whole) with all other jurisdictions where such filing is required by law; all such tax returns are true and correct in all material respects; and the Company has paid all taxes, interest, penalties, assessments or deficiencies shown to be due on such tax returns and reports. The Company knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor that is reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole. The Company's federal income tax returns have not been audited by the Internal Revenue Service.

            4.10 Employee Benefits; ERISA. (a) With respect to each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (an "Employee Benefit Plan") maintained by the Company, any of its subsidiaries or an "ERISA Affiliate" (as defined below): (i) such plan has been administered and operated in compliance with its terms and the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no event has occurred and there exists no circumstance under which the Company or any such subsidiary could incur liability under ERISA, the Code, or otherwise (other than for contributions or benefits paid or payable in the ordinary course of operation of such plan); (iii) there are no actions, suits or claims pending or threatened with respect to any Employee Benefit Plan or against the assets or a fiduciary of any Employee Benefit Plan; (iv) no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is not covered by an applicable exemption has occurred; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred; (vi) all contributions and premiums due have been paid on a timely basis; and (vii) all contributions made under any Employee Benefit Plan intended to be tax deductible meet the requirements for deductibility under the Code. As used herein, the term "ERISA Affiliate" refers to any organization that is (x) a member of a "controlled group" of which the Company is a member or (y) under "common control" with the Company within the meaning of Section 414(b) and (c) of the Code.

            (b) Each Employee Benefit Plan maintained by the Company, any of its subsidiaries or an ERISA Affiliate that is intended to qualify under Section 401(a) of the Code has received a favorable letter of determination from the Internal Revenue Service that it so qualifies and that its related trust is exempt from taxation under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust under Sections 401(a) or 501(a) of the Code.

            (c) No Company, any subsidiary or ERISA Affiliate benefit plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, or a "multiple employer plan" within the meaning of Section 413 of the Code.

            (d) Except as set forth in Section 4.10 of the Schedule of Exceptions, neither the approval or execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any individual to severance pay or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any individual.

            4.11 Litigation. Except as set forth in Section 4.11 of the Schedule of Exceptions, there is no pending or, to the Company's knowledge and belief, threatened action, suit, proceeding or claim, whether or not purportedly on behalf of the Company or any of its subsidiaries, to which the Company or any of its subsidiaries is or may be named as a party or to which its property is or may be subject which is reasonably likely, individually or in the aggregate with all such actions, suits, proceedings or claims, to have a material adverse effect on the condition, financial or otherwise, or operations of the Company and its subsidiaries, taken as a whole; and the Company has no knowledge of any unasserted claim, the assertion of which is likely and which is reasonably likely, individually or in the aggregate with all such unasserted claims, to have a material adverse effect on the condition, financial or otherwise, or operations of the Company and its subsidiaries, taken as a whole.

            4.12 Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority is required in connection with the Company's valid execution, delivery or performance of this Agreement, or the offer, issue or sale of the Shares by the Company, the issuance of Common Shares upon conversion of the Shares, or the consummation of any other transaction contemplated on the part of the Company hereby, except the filing of the Certificates with the Secretary of State of the State of Florida and other filings required under federal securities laws or state "blue sky" laws.

            4.13 Properties; Liens and Encumbrances. The Company has a valid and indefeasible ownership interest in all its real and personal property and assets, free from all Liens, except (i) as listed in Section 4.13 of the Schedule of Exceptions; and (ii) tax, materialmen's or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings. The Company maintains insurance which is reasonably adequate to protect the Company and its financial condition against the risks involved in the business conducted by the Company.

            4.14 Intellectual Property, etc. (a) Section 4.14 of the Schedule of Exceptions sets forth a complete list of all material intellectual property and proprietary rights owned or used by the Company and its subsidiaries, including, without limitation, all franchises, permits, licenses, software, trademarks, service marks, domain names, trade rights, trade dress, patents, patent applications and copyrights (together with all inventions, know-how and other confidential information, "Intellectual Property"). The Company or its subsidiaries have all franchises, permits, licenses and other similar authority necessary for the conduct of its business as now being conducted by it and as planned to be conducted, the lack of which could materi ally and adversely affect the operations or condition, financial or otherwise, of the Company and its subsidiaries, taken as a whole, and it is not in default under any of such franchises, permits, licenses or other similar authority which default is reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole. The Company or its subsidiaries are the exclusive owner of all right, title and interest in and or have the valid and legal right to use all Intellectual Property necessary to conduct their business as now being conducted and as planned to be conducted without conflict with or infringement upon any valid rights of others except for infringements or conflicts which are not reasonably likely to materially and adversely affect the operations or condition, financial or otherwise, of the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has received any written notice that the conduct of the business infringes upon or conflicts with the asserted intellectual property or proprietary rights of others and has no knowledge that any person is infringing upon or in conflict with its asserted rights.

            (b) Except as set forth in Section 4.14(b) of the Schedule of Exceptions, to the Company's knowledge, all software used in its and its subsidiaries' business that contains or calls on a calendar function, provides specific dates or calculates spans of dates is able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

            4.15 Minute Books. The minute books of the Company and its subsidiaries provided to the special counsel for the Purchasers contain a reasonably complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all material transactions referred to in such minutes accurately in all material respects.

            4.16 Offering. Neither the Company nor anyone acting on its behalf in connection with the offering or sale of the Shares or any similar securities of the Company has directly or indirectly offered the Shares or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, anyone other than you. The offer, issuance and sale of the Shares as contemplated by this Agreement (including, without limitation, the conversion of any of the Shares into shares of Common Stock in accordance with the Certificates) are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and from any registration or filing requirements of any applicable state securities laws, and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.

            4.17 Compliance with Other Instruments. Neither the Company nor any of its subsidiaries is in violation of any term of its Articles of Incorporation or By-Laws, in each case, as in effect on the date hereof. Neither the Company nor any of its subsidiaries is (and consummation of the transactions contemplated by this Agreement will not cause the Company to be) in violation of any term of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which the Company or any such subsidiary is subject and which violation is reasonably likely to have a material adverse effect on the condition, financial or otherwise, or operations of the Company and its subsidiaries, taken as a whole.

            4.18 Registration Rights. Except as provided for in this Agreement and as set forth in Section 4.18 of the Schedule of Exceptions, the Company is not under any obligation to register (as defined in Section 11.1 below) any of its currently outstanding securities or any of its securities which may hereafter be issued.

            4.19 Environmental and Safety Laws. Neither the Company nor any of its subsidiaries is in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company's knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

            4.20 Disclosure. This Agreement and the Schedule of Exceptions do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.

                                   SECTION 5.

                  Representations and Warranties of Purchasers

            Each Purchaser hereby severally represents and warrants to the Company as follows:

            5.1 Organization and Standing. Such Purchaser is a corporation or partnership, as the case may be, duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation.

            5.2 Power and Authority. Such Purchaser has all requisite power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

            5.3 Authorization. All action on the part of such Purchaser necessary for the due authorization, execution, delivery and performance by such Purchaser of this Agreement and the consummation of the transactions contemplated herein has been taken or will be taken prior to the Closing. This Agreement is a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally and subject to general principles of equity. The execution, delivery and performance by such Purchaser of this Agreement and compliance herewith does not and will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under, any term or provision of any state or Federal law, ordinance, rule or regulation to which such Purchaser is subject, or such Purchaser's organizational documents, as in effect on the date hereof, or any mortgage, indenture, agreement, instrument, judgment, decree, order or other restriction to which such Purchaser is a party or by which it is bound.

            5.4 Experience. Such Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity owners or partners, as the case may be, are accredited investors within the meaning of Rule 501(a) under the Securities Act. Such Purchaser is experienced in evaluating and investing in companies such as the Company.

            5.5 Investment. Such Purchaser is acquiring the Shares, and will acquire the shares of Common Stock issuable upon conversion of the Shares, for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof, provided that the disposition of such Purchaser's property shall at all times be within such Purchaser's control. Such Purchaser understands that the Shares and the Common Stock issuable upon conversion of the Shares have not been registered under the Securities Act by reason of specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of such Purchaser's investment intent as expressed herein.

            5.6 Access to Data. Such Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with its management and have had the opportunity to review the Company's facilities.

                                   SECTION 6.

                       Conditions to Closing of Purchasers

            Each Purchaser's obligation to purchase the Class A Preferred Shares to be purchased by such Purchaser at the Closing is subject to the fulfillment to such Purchaser's satisfaction on or prior to the date of the Closing of each of the following conditions:

            6.1 Representations and Warranties Correct. The representations and warranties made by the Company herein and pursuant hereto shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of the Closing with the same force and effect as if they had been made at and as of the date of the Closing.

            6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing shall have been performed or complied with in all material respects and at such time the Company shall not be in default in the performance of or compliance with any of the provisions of this Agreement or of its Articles of Incorporation.

            6.3 Opinion of Company's Counsel. You shall have received from Kramer, Levin, Naftalis & Frankel and Mitchell W. Legler, P.A., counsel to the Company, an opinion addressed to you, dated the date of the Closing, and in substantially the form attached as Exhibits C and D hereto, respectively.

            6.4 Compliance Certificate. The Company shall have delivered to you a certificate of the Chief Financial Officer of the Company, dated the date of the Closing, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof and other matters you reasonably request.

            6.5 Certificate of Designation. The Company shall have duly filed with the Secretary of State of the State of Florida the Certificates and the Articles of Incorporation, as so amended, shall be in full force and effect and shall not have been further amended.

            6.6 Consents. All consents set forth in Section 6.6 of the Schedule of Exceptions shall have been obtained without any term or condition materially adverse to the Company and all material governmental consents or approvals required to be made or obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been made or obtained.

            6.7 No Material Adverse Change. There shall have been no material adverse change in the condition of the Company and its subsidiaries, taken as a whole, nor shall the Company or any of its subsidiaries have suffered any material damage, destruction or loss (whether or not covered by insurance) that materially adversely affects the condition or prospects of the Company and its subsidiaries, taken as a whole.

            6.8 Consulting and Fee Agreement. Each of GSCP, Inc. ("Greenwich Street") and Travelers shall have entered into a Consulting and Fee Agreement with the Company, substantially in the form of Exhibit E hereto, providing for, among other things, a monitoring fee of $400,000 and $100,000 paid annually in advance by the Company to Greenwich Street and to Travelers respectively. Each such agreement shall remain in effect for as long as Greenwich II and Travelers, as the case may be, "beneficially owns" (within the meaning of Rule 13d-3 under the Exchange Act) at least 25% of the shares of Common Stock beneficially owned by such Purchaser on the Closing Date, in each case after giving effect to any stock dividend, stock split, reverse split, combination, reclassification, recapitalization, merger, consolidation or like event with respect to or affecting such Common Stock (as to each such Purchaser, the "Minimum Percentage").

            6.9 Satisfactory Review of the Company. The Purchasers and their accountants, legal counsel and other authorized representatives shall have been given reasonable access during normal business hours to and been permitted to review the assets, books and records of the Company and its subsidiaries and such other information as shall have been reasonably requested by and provided to the Purchasers in order that the Purchasers may have the opportunity to make such investigation as they shall desire to make of the affairs of the Company and its subsidiaries and the assets and the Company and its subsidiaries.

            6.10 General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchasers, and the Purchasers shall have received counterpart original, or certified or other copies, of all documents, including records of proceedings, that it may reasonably request in connection therewith.

                                   SECTION 7.

                        Conditions to Closing of Company

            The Company's obligation to sell the Shares to be purchased at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

            7.1 Representations and Warranties Correct. The representations and warranties made by the Purchasers herein and pursuant hereto shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of the Closing with the same force and effect as if they had been made at and as of the date of the Closing.

            7.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchasers on or prior to the Closing shall have been performed or complied with in all material respects and at such time the Purchasers shall not be in default in the performance of or compliance with any of the provisions of this Agreement.

            7.3 Opinion of Purchasers' Counsel. The Company shall have received from Debevoise & Plimpton, counsel to the Purchasers, an opinion addressed to you, dated the date of the Closing, and in substantially the form attached as Exhibit F hereto.

            7.4 Compliance Certificate. The Purchasers shall have delivered to the Company a certificate, dated the date of the Closing, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof and other matters the Company reasonably requests.

            7.5 General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received counterpart original, or certified or other copies, of all documents, including records of proceedings, that it may reasonably request in connection therewith.

                                   SECTION 8.

                            Covenants of the Company

            The Company hereby covenants and agrees, so long as the Purchasers own any Shares or any Common Stock issued upon conversion of Shares, as follows:

            8.1 Basic Financial Information. The Company will furnish the following reports to each Purchaser so long as such Purchaser beneficially owns the Minimum Percentage applicable to it:

            (a) Copies of its annual reports on Form 10-K and its quarterly reports on Form 10-Q, respectively promptly upon filing thereof with the Commission;

            (b) As soon as practicable after the end of each month and in any event within thirty days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such month, and consolidated statements of income and of sources and applications of funds of the Company and its subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with generally accepted accounting principles consistently applied, together with a comparison of such statements to the Company's operating plan then in effect and approved by its Board of Directors (the "Board"), or the Executive Committee thereof, and a comparison of such statements to the statements for the corresponding periods of the Company's previous fiscal year, and certified, subject to changes resulting from year-end audit adjustments, by the principal financial or accounting officer of the Company; and

            (c) As soon as available (but in any event within sixty days prior to the commencement of its fiscal year) a summary of the business plan and financial plan of the Company for the next fiscal year, as contained in its operating plan approved by the Board. Any material changes in such financial plan shall be submitted as promptly as practicable after such changes have been approved by the Board; provided that the Company shall be required to furnish to any Purchaser any of the information referred to in the preceding clauses (b) and (c) of this Section 8.1 only at the same time and to the same extent it is required to furnish such information to its banks or other lenders pursuant to any of the Company's financing arrangements; and provided further, that each Purchaser agrees to keep all non-public information furnished to it pursuant to this Agreement confidential and not to take any actions with respect thereto which violate any applicable laws.

            8.2 Additional Information. So long as any Purchaser beneficially owns the Minimum Percentage applicable to it, the Company will permit such Purchaser to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with the Company's officers and its independent public accountants on reasonable notice, all at such reason able times during normal business hours and as often as any such person may reasonably request.

            8.3 Availability of Common Stock for Conversion. The Company will reserve 6,200,000 shares of Common Stock for issuance upon conversion of the Shares. The Company will not issue or agree to issue any shares of Common Stock or options, rights or warrants to purchase Common Stock or securities convertible into or exchangeable for Common Stock or take any other action if, after giving effect thereto, the number of shares of Common Stock remaining unissued and duly reserved for issuance upon conversion of the Shares shall be insufficient to permit conversion of all of the Shares (including all Shares subject to the Options), provided that the Company shall not be so required to continue to reserve any shares of Common Stock with respect to any Class B Preferred Shares which are not purchased prior to the expiration of the Options.

            8.4 Use of Proceeds. The Company will use the proceeds from the sale of the Shares for the reduction of outstanding indebtedness and general corporate purposes.

                                   SECTION 9.

                           Covenants of the Purchasers

            9.1 Certain Actions. In the event that during the three-year period following the Closing, any of Greenwich II, GSCP Offshore or GF (collectively, the "Greenwich Purchasers") beneficially own any Common Stock or any other securities of the Company eligible to vote at shareholder meetings of the Company (all such Common Stock and securities, the "Voting Securities"), such Greenwich Purchaser shall (i) be present in person or represented by proxy at all such stockholder meetings so that all such Voting Securities shall be counted for the purpose of determining the presence of quorum at such meetings,
(ii) shall vote or cause to be voted all such Voting Securities for the election as Directors of the Company those persons recommended for election by the Board,
(iii) with respect to all other matters submitted to a vote of the Company's common stockholders, shall vote or cause to be voted all such Voting Securities in favor and against any such matter, pro rata, to the percentages of "in favor" and "against" votes with respect to such matter made by all outstanding Voting Securities not beneficially owned by Greenwich II, provided that the provisions of this Section 9.1 shall not apply to any such matter relating to any proposed or existing stock option, stock incentive, employee benefit or other like plan or arrangement and (iv) shall not, directly or indirectly, without having been specifically requested to do so in writing by the Company or the Board vote any Voting Securities in favor of the removal of, or otherwise seek to remove from the Board, any person whose removal is not recommended by the Board. In addition, during the three-year period following the Closing, the Greenwich Purchasers shall not (i) propose or disclose an intent to propose any form of business combination, acquisition, restructuring, recapitalization or other similar transaction relating to the Company, (ii) acquire or agree, offer, seek or propose to acquire, or make any proposal with respect to the possible acquisition of, ownership (including, without limitation, beneficial ownership) of any securities or business or any substantial part of the assets of the Company or any of its subsidiaries or any rights or options to acquire such ownership from a third party or otherwise, except any such acquisition resulting from the exercise of their respective Options or their respective conversion of any Shares into Common Stock or for any other acquisitions which, after giving effect thereto, do not in the aggregate exceed 1% of the Company's issued and outstanding Common Stock as of the date of such acquisition, (iii) seek or propose to control the Company's management or policies (except by virtue of the exercise of their respective approval rights set forth in Section 10.3 hereof),
(iv) except as approved by the Board, make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the Commission Rules) to vote, or seek to advise or influence any person or entity with respect to the voting of, any Voting Securities of the Company, (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or
(vii) request the Company, directly or indirectly, to amend or waive any provisions of this Section 9.1.

            9.2 Right of First Offer. (a) Each Purchaser shall, prior to selling any Shares or Common Stock issued upon conversion of any Shares (collectively, the "Offered Shares"), to a third party or parties, other than to one another or to an affiliate of such Purchaser, deliver to the Company a written letter setting forth:

            (i) the number of Offered Shares such Purchaser wishes to sell;

            (ii) whether such sale shall be a public sale pursuant to the Purchaser's exercise of its registration rights under Section 11 hereof or otherwise (each, a "Public Sale") or a private sale (a "Private Sale"), respectively;

            (iii) the material terms and conditions on which such Purchaser wishes to sell such Shares, including the purchase price per Offered Share and the name or names of the purchaser(s) of such Offered Shares, to the extent then known to such Purchaser; and

            (iv) such Purchaser's offer (irrevocable by its terms for 5 business days following receipt, in the case of a Public Sale, and for 10 business days following receipt in the case of a Private Sale) to sell to the Company all (but not less than all) of the Offered Shares, for a purchase price per Offered Share, and on the other terms and conditions set forth pursuant to subparagraph (iii) of this Section 9.2, provided that in the case of any Public Sale, such purchase price shall equal the average of the closing prices of the Common Stock as reported on NASDAQ for the ten consecutive trading days immediately preceding the closing date of such Public Sale (the "Purchaser Offer").

            (b) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that a Purchaser may satisfy its obligations under
Section 9.2(a) hereof with respect to any Public Sale that it proposes to effect by exercising its registration rights under Section 11 hereof by delivering a Purchase Offer to the Company 5 business days in advance of its exercise of any such registration rights.

            (c) The Company may accept a Purchaser Offer with respect to all, but not less than all, of such shares by delivering to such Purchaser a written acceptance of such Purchaser Offer within 5 business days of its receipt of such Purchase Offer, in the case of any Public Sale, and within 10 business days of its receipt of such Purchase Offer, in the case of a Private Sale. Such written acceptance by the Company shall set forth closing arrangements and a closing date not more than 3 days after the date of such written acceptance, in the case of any Public Sale, and 30 days after the date of such written acceptance, in the case of any Private Sale. At the time of such written acceptance by the Company of such Purchaser Offer, the Company shall demonstrate to the reasonable satisfaction of such Purchaser its financial capacity to consummate the purchase of such Offered Shares and that there are no contractual or other like restrictions on such purchase (or that any such restrictions, if they do exist, will be waived prior to such proposed closing date). If the Company accepts the Purchaser Offer, the closing of the purchase and sale of the Offered Shares subject to the Purchaser Offer shall take place at the principal offices of such Purchaser or at such other place on which such Purchaser and the Company may agree, on the closing date specified by the Company in its written acceptance or such other date on which such Purchaser and the Company may agree. If the Company does not accept a Purchaser Offer with respect to any proposed Private Sale, it may, prior to the 10th day following its receipt thereof, deliver to the applicable Purchaser a written list specifying those entities with which the Company believes it directly competes at such time (the "Competitor List"); it being understood and agreed that any such Competitor List (i) may contain only those entities who are engaged, directly or indirectly, at the time in question, in the business of making, acquiring and securitizing "sub-prime" mortgage loans and (ii) shall in any event be reasonably acceptable to the applicable Purchaser. If any Competitor List so delivered to such Purchaser is not reasonably acceptable to such Purchaser, the Company and the Purchaser shall seek in good faith to resolve any differences which they may have with respect to the entities specified in the Competitor List and such revised list shall thereafter constitute the applicable "Competitor List" for purposes of this
Article IX.

            (d) If, upon the expiration of such 5 or 10 business day period, as the case may be, the Company has not accepted the Purchaser Offer, or if the Company has not demonstrated to the reasonable satisfaction of such Purchaser the Company's financial and contractual capacity to consummate the purchase of the Offered Shares, such Purchaser may sell such shares to any third party at any time within the 180-day period thereafter (the "Purchaser Sales Period"), provided that (i) in the case of any Private Sale only, the price at which the Offered Shares are sold to such third-party purchaser shall not be less than an amount equal to 90% of the price at which the Offered Shares were offered to the Company in the Purchaser Offer, (ii) the other terms and conditions on which the Offered Shares are sold to any such third party shall not be materially less favorable to such Purchaser than those contained in the Purchaser Offer and (iii) in the case of any Private Sale to any entity on any Competitor List delivered by the Company with respect to such Purchaser Offer, the applicable Purchaser shall have first given the Company a "right of first refusal" to purchase such Offered Shares on the same basis as is set forth in Sections 9.2(a), (c) and (d) hereof, except that the Company shall have 15 business days (instead of 10) to accept or decline such opportunity. Prior to consummating any such sale, such Purchaser shall, upon request from the Company, provide the Company with reasonable supporting documentation with respect to the terms and conditions of any such sale so as to demonstrate to the Company's reasonable satisfaction that such Purchaser has complied with the provisions of the preceding proviso.

            (e) If the Offered Shares subject to a Purchaser Offer have not been sold to a third-party purchaser in accordance with subsection (d) of this
Section 9.2 by the expiration of the Purchaser Sales Period, such shares may not thereafter be sold or transferred by such Purchaser unless the procedures set forth in this Section 9.2 have again been complied with.

                                   SECTION 10.

                     Approval Rights; Board Representation;
                               Notice Requirements

            10.1 Board Representation. For so long as either the Greenwich Purchasers, collectively, on the one hand, or Travelers, on the other, own at least 25% of the Shares owned by such group or entity, as the case may be, on the Closing Date (after giving effect to any stock dividend, stock split, reverse split, combination, reclassification, merger, consolidation or like event with respect to or affecting such Shares), the Company shall take all action necessary to cause two persons designated by the Purchasers to be nominated for election to the Board (the "Purchasers' Designees") at each annual meeting of stockholders, and the Company shall use its best efforts to cause the Purchasers' Designees to be elected to the Board at such meetings. The Company shall cause Purchasers' Designees who are elected directors of the Company to be covered by the Company's directors' and officers' insurance and indemnification policies and arrangements to the same extent that such policies and arrangements provide such insurance and indemnification for all other persons who are directors and officers of the Company.

            10.2 Notice Requirement. In addition to any notice requirements imposed by applicable law, the Company shall give the Purchaser Designees (or if, for any reason, there are no such designees, the Purchasers) at least seven days' advance notice of all meetings of the Board and of all meetings of all committees of the Board, except where seven days' notice is not practicable (in which case, the Company will give the Purchaser Designees, or the Purchasers, as the case may be, as much advance notice as is practicable), provided that, for so long as the Company is obligated to nominate the Purchaser Designees pursuant to Section 10.1 hereof, at any time during which there are no Purchasers' Designees on the Board, representatives of the Purchasers shall have the right to attend any meetings of the Board, and provided, further that the executive committee of the Board may act by written consent with respect to routine matters taken in the ordinary course of business of the Company so long as a copy of such action is provided to the Purchasers' Designees or the Purchasers, as the case may be, immediately following the taking of such action.

            10.3 Approval Rights. (a) Subject to Section 10.3(b) hereof, for so long as the Company is obligated to nominate the Purchaser Designees pursuant to
Section 10.1 hereof, the Company shall not take, and shall not permit any of its subsidiaries to take, any of the following actions (each a "Major Event") without the written consent of at least one of the Purchasers' Designees (or if, for any reason, there are no such designees at such time, the written consent of the Purchasers then holding a majority of all Shares then held by all the Purchasers):

            (i) declare or pay any dividend on, or make any payment on account of, or set apart any assets (other than setting aside Common Stock for exercise of options or conversion rights) for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, or other acquisition of, any shares of any class of capital stock of the Company or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or in obligations or other securities of the Company, except that the Company may:

            (A) make cash payments of up to $10,000,000 in any fiscal year of the Company to redeem any shares of any class of capital stock of the Company or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding; and

            (B) make any redemptions of any shares of any class of capital stock of the Company or any warrants or options to purchase any such capital stock to the extent such redemption is expressly permitted pursuant to any of the agreements listed in Section
                  10.3 of the Schedule of Exceptions or the Company's Executive Restricted Stock Plan or pursuant to any amendment to any such agreement or any other agreement which is expressly approved by the Purchasers' Designees (or if, for any reason, there are no such designees at such time, the Purchasers holding the majority of the Shares);

            (ii) (i) merge or consolidate with or into any other corporation or entity, or (ii) convey, sell, lease or otherwise dispose of in any transaction or related series of transactions all or substantially all of the property, business or assets of the Company and its subsidiaries (including the capital stock or assets of its subsidiaries);

            (iii) acquire by purchase the business, assets or stock of any business for an aggregate purchase price (as determined in good faith by the Board) of more than $100 million; or

            (iv) effect any voluntary liquidation, dissolution or winding up of the Company.

            (b) If there is a proposed Major Event which is not approved by or otherwise consented to by the Purchasers' Designees or the Purchasers, as the case may be, pursuant to Section 10.1 hereof, the Company and the Purchasers shall thereafter consult with one another in good faith for a period of at least one week to attempt to resolve their differences concerning such Major Event. If the parties are unable to resolve such differences during such one-week period, the Company shall have the option of either not proceeding with such Major Event, in which case the remaining provisions of this Section 10.3 shall not apply, or proceeding with such Major Event, in which case the Company may consummate such Major Event if (and only if) (i) such Major Event is re-authorized by a majority of the members of the Board (any such re-authorization being referred to herein as a "Triggering Event"), and (ii) prior to the taking or consummation of such Major Event, the Company makes a Dispute Resolution Offer with respect to such Major Event in the manner required by
Section 10.3(c) hereof and purchases all of the Shares which are duly tendered to it by any Purchaser in response to such Dispute Resolution Offer.

            (c) Upon the occurrence of a Triggering Event, each Purchaser shall have the right to require the Company to repurchase all or any part of such Purchaser's

Shares at a purchase price in cash equal to 107% of the aggregate liquidation value of such shares, as further described below.

            (i) Within 10 days following any Triggering Event and, in any event, prior to the taking or consummation of the Major Event to which such Triggering Event relates, the Company shall mail a notice (a "Dispute Resolution Offer") to each Purchaser stating (1) that a Triggering Event has occurred and that such Purchaser therefore has the right to require the Company to purchase all or any part of such Purchaser's Shares at a purchase price in cash equal to 107% of the aggregate liquidation value thereof, (2) the circumstances and relevant facts regarding such Triggering Event and the related Major Event and (3) the repurchase date (which shall be no earlier than 15 days nor later than 30 days from the date such notice is mailed).

            (ii) Purchasers electing to have all or any portion of its Preferred Stock purchased shall be required to surrender such Preferred Stock to the Company at the address specified in the Dispute Resolution Offer at least two business days prior to the purchase date. Purchasers shall be entitled to withdraw their election if the Company receives not later than one business day prior to the purchase date a facsimile transmission or letter setting forth the name of the Purchaser, the number of Shares which were previously delivered for purchase by such Purchaser and a statement specifying the portion of such Shares for which such Purchaser is withdrawing its election to have such Shares purchased.

            (iii) On the purchase date, all Shares purchased by the Company under this Section shall be delivered to the Company for cancellation or purchase, properly endorsed and free of any Liens and with full warranties of title, and the Company shall pay the purchase price, together with any amounts payable pursuant to Section 12.10 hereof, to the Purchasers entitled thereto in immediately available funds to an account or accounts previously specified by the Purchasers.

                                   SECTION 11.

                       Restrictions on Transferability of
                     Shares; Compliance with Securities Act

            11.1 Certain Definitions. As used in this Section 11, the following terms shall have the following respective meanings:

            "Holder" shall mean any holder of the outstanding Shares or Registrable Securities which have not been sold to the public.

            "Initiating Holders" shall mean each Purchaser and its assignees under Section 11.12 hereof who in the aggregate are Holders of more than 19.9% of the Registrable Securities which have not been sold to the public, but in no event less than 50,000 Shares or the number of shares of Common Stock into which 50,000 Shares were converted (in each case, after giving effect to any stock dividend, stock split, reverse split, combination, reclassification, recapitalization, merger, consolidation or like event with respect to or affecting such Shares or Common Stock, as the case may be).

            "Registrable Securities" shall mean (i) Common Stock issued or issuable upon conversion of the Shares and (ii) any Common Stock issued in respect of securities issued pursuant to the conversion of the Shares upon any stock split, stock di vidend, recapitalization or similar event.

            The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

            "Registration Expenses" shall mean all expenses incurred by the Company in compliance with Sections 11.4 and 11.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements, not to exceed $25,000, of one counsel for all the selling Holders and other security holders, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

            "Restricted Securities" shall mean the securities of the Company required to bear or bearing the legends set forth in Section 11.2 hereof.

            "Selling Expenses" shall mean all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities, which shall be paid by the selling Holders.

            11.2 Restrictive Legend. Each certificate representing (i) the Shares, (ii) the Company's Common Stock issued upon conversion of the Shares, or
(iii) any other securities issued in respect of the Shares or the Common Stock issued upon conversion of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act or sold pursuant to Rule 144 or Regulation A thereunder) be stamped or otherwise imprinted with legends in the following form (in addition to any legends required under applicable state securities laws):

      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLI CABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT.

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, A VOTING AGREEMENT AND OTHER CONDITIONS, AS SPECIFIED IN THE PREFERRED STOCK PURCHASE AND OPTION AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE COMPANY AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SECURITIES UPON WRITTEN REQUEST.

            Upon request of a holder of such a certificate, the Company shall remove the first foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received either the opinion referred to in Section 11.3 to the effect that any transfer by such holder of the securities evidenced by such certificate will not violate the Securities Act and applicable state securities laws.

            11.3 Notice of Proposed Transfers. The holder of each certificate representing Shares or shares of Common Stock into which such Shares have been converted by acceptance thereof agrees to comply in all respects with the provisions of this Section 11.3. Prior to any proposed transfer of any such securities (other than under circumstances described in Sections 11.4 and 11.5 hereof), the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in com pliance with Rule 144) by a written opinion of Debevoise & Plimpton or legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and the Company's transfer agent and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of such securities may be effected without registration under the Securities Act. Each certificate evidencing securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 11.2 above, except that such certificate shall not bear such restrictive legend if the opinion of counsel referred to above is to the further effect that such legend is not required or appropriate in order to establish compliance with any provisions of the Securities Act.

            11.4 Requested Registration.

            (a) Request for Registration. If the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to all or a part of the Registrable Securities, the Company will:

            (i) promptly give written notice of the proposed registration to all other Holders; and

            (ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, appropriate compliance with applicable regulations issued under the Securities Act and listing on appropriate exchanges) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within thirty days after receipt of such written notice from the Company; provided that the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section
      11.4 (A) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, or in which the cost of the foregoing is unreasonable in light of the number of Registrable Securities requested to be sold in such jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder, and (B) after the Company has effected three such registrations pursuant to this Section 11.4(a), and such registrations have been declared or ordered effective and the sales of such Registrable Securities shall have closed, and provided further that the Company may defer the filing (but not the preparation) of any registration otherwise required pursuant to this Section 11.4 (X) if another registration of equity securities of the Company under the Securities Act is then pending or has been duly and validly demanded by any holder of securities of the Company who is entitled, by contract with the Company, to have securities included in such a registration (such persons collectively, the "Other Shareholders") and such contractual arrangement prohibits the Company from effecting such registration at such time pursuant to this Agreement, or
      (Y) if a period of less than three months shall have elapsed from the effective date of the most recent registration previously effected by the Company. Subject to the foregoing clauses, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

            Notwithstanding the foregoing, if the Company shall at any time furnish to the Holders a certificate of the Company stating that counsel to the Company, which counsel shall be reasonably satisfactory to the Holders, or the Board shall have determined that the Company has pending or in progress a material transaction or other development, the disclosure of which would, in the good faith judgment of the Company, materially and adversely affect the Company, then, the Company may defer the filing (but not the preparation) of a registration statement, and may withhold efforts to cause the registration statement to become effective if the registration has been filed, for up to 120 days, but the Company shall use all reasonable efforts to resolve the transaction and, in accordance with Section 11.7, to file the registration statement and cause it to become effective as soon as possible. If the Company shall so defer the filing of any such registration statement, or so withhold efforts to cause the registration statement to become effective, the Holders shall have the right to withdraw the demand for registration by giving written notice to the Company from the Initiating Holders within 20 days after receipt of the applicable notice of deferment (and, in the event of such withdrawal, such demand shall not be counted for purposes of determining the number of demands for registration to which the holders of Registrable Securities are entitled pursuant to this Section 11.4). Notwithstanding anything else to the contrary in this Section 11, the aggregate number of days during which otherwise qualifying Holders shall be prohibited from registering and selling Registrable Securities under this Section 11.4 shall not exceed 180 days during any consecutive 12-month period.

            The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 11.4(b) below, include other secur ities of the Company which are held by Other Shareholders, but except as provided in the last sentence of Section 11.4(b) below the Company shall have no right to include any of its securities in any such registration.

            (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to
Section 11.4 and the Company shall include such information in the written notice referred to in Sec tion 11.4(a)(i) above. The right of any Holder to registration pursuant to Section 11.4 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities he holds.

            If Other Shareholders request such inclusion, the Initiating Holders shall, on behalf of all Holders, offer to include the securities of such Other Shareholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 11. The Company shall (together with all Holders and Other Shareholders proposing to distribute their securities through such under writing) enter into an underwriting agreement in customary form (including, without limitation, customary indemnification and contribution provisions on the part of the Company) with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and reasonably acceptable to the Company; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of Holders greater than the obligations of the Holders pursuant to Section 11.8(b). Notwithstanding any other provision of this Section 11.4, if such representative advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by Other Shareholders (other than Registrable Securities) shall be excluded from such registration to the extent so required by such limitation and if a limitation of the number of shares is still required, the Initiating Holders shall so advise all Holders of Registrable Securities whose securi ties would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which they held at the time of the request for registration made by the Initiating Holders pursuant to Sec tion 11.4(a). No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder of Registrable Securities or Other Shareholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders no later than ten days prior to the expected effective date of the relevant registration statement. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

            (c) The Initiating Holders may issue up to three written requests under this Section 11.4, only one of which may be a shelf registration (a "Shelf Registration") pursuant to Section 415 under the Securities Act (or any successor rule or regulation).

            11.5 Company Registration.

            (a) If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company:

            (i) will promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws);

            (ii) will include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder within fifteen days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 11.5(b) below. Such written request may specify all or a part of a Holder's Registrable Securities; and

            (iii) may, at its sole election, withdraw such registration at any time without penalty or liability.

            (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 11.5(a)(i). In such event the right of any Holder to registration pursuant to Sec tion 11.5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein, including, without limitation, the agreement to any lock-up agreement required by the underwriter or underwriters selected for underwriting by the Company. All Holders proposing to distribute their securities through such under writing shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in cus tomary form with such underwriter, provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of Holders greater than the obligations of the Holders pursuant to Section 11.8(b). Notwithstand ing any other provision of this Section 11.5, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Company will cause to be included in such registration to the extent of such limitation on the number of shares to be underwritten, first, the securities being sold by the Company, second, all securities proposed to be registered in such offering by the Company for the accounts of Other Shareholders if such securities must be included prior to the Registrable Securities to prevent a breach of any applicable registration rights agreement between the Company and such Other Shareholders, but only in such amount and to the extent required by such agreement and third, the Registrable Securities proposed to be registered in such offering by the Holders of such Registrable Securities and all such other securities proposed to be registered in such offering by the Company for the accounts of each Other Shareholder (not included in those securities to be registered pursuant to clause second above), pro rata among the Holders of such Registrable Securities and all such Other Shareholders on the basis of the number of securities requested to be included by such Holders and such Other Shareholders. If any Holder of Registrable Securities or Other Shareholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter no later than ten days prior to the expected effective date of the relevant registration statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

            11.6 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this
Section 11 shall be borne by the Company, and all Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by Initiating Holders (other than due to a material adverse change in the business of the Company or any refusal to proceed based upon the advice of counsel that the regis tration statement, or any prospectus contained therein, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing), the registration statement does not become effective, in which case the Holders and Other Shareholders requesting registration shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registra tion request, and provided, further, that such registration shall not be counted as a registration pursuant to Section 11.4(a)(ii)(B).

            11.7 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 11, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

            (i) prepare, and as soon as practicable, but in any event within 60 days thereafter file with the Commission, a registration statement with respect to the Registrable Securities, make all required filings with the National Association of Securities Dealers, Inc. ("NASD") and use its reasonable best efforts to cause such registration statement to become effective;

            (ii) prepare and promptly file with the Commission such amendments and post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for so long as is required to comply with the provisions of the Securities Act and to complete the disposition of all securities covered by such registration statement in accordance with the intended method or methods of disposition thereof, but in no event for a period of more than four months after such registration statement becomes effective;

            (iii) furnish to counsel selected by the Holders copies of all documents proposed to be filed with the Commission in connection with such registration;

            (iv) furnish to each seller of Registrable Securities, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits and documents filed therewith) and such number of copies of the prospectus in cluded in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to fa cilitate the disposition of the Registrable Securities owned by such seller in accordance with the intended method or methods of disposition thereof;

            (v) use its reasonable best efforts to register or qualify such Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition of such Registrable Securities in such jurisdictions in accordance with the intended method or methods of disposition thereof, provided that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, subject itself to taxation in any juris diction wherein it is not so subject, or take any action which would subject it to general service of process in any jurisdiction wherein it is not so subject;

            (vi) use its reasonable best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

            (vii) furnish to each seller of Registrable Securities a signed coun terpart, addressed to the sellers, of

                  (A) an opinion of counsel for the Company experienced in
            securities law matters, dated the effective date of the registration statement (and, if such registration includes an underwritten public offering, the date of the closing under the underwriting agreement); and

                  (B) a "comfort" letter dated the effective date of such
            registration statement (and if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have issued an audit report on the Company's financial statements included in the registration statement, covering such matters as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities;

            (viii) notify each seller of any Registrable Securities covered by such registration statement at any time when the Company has knowledge that a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event or existence of any fact as a result of which the pro spectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, as promptly as is practicable, prepare and furnish to such seller a reasonable number of copies of a sup plement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

            (ix) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement of the Company (in form complying with the provisions of Rule 158 under the Securities Act) covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the registration statement;

            (x) notify each seller of any Registrable Securities covered by such registration statement (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose of which the Company has knowledge and (iv) of the suspension of the qualification of such securities for offering or sale in any jurisdiction, or of the institution of any proceedings for any of such purposes of which the Company has knowledge;

            (xi) use every reasonable effort to obtain the lifting of any stop order that might be issued suspending the effectiveness of such registration statement at the earliest possible moment;

            (xii) use its reasonable best efforts (i) (A) to list such Registrable Securities on any securities exchange on which the equity securities of the Company are then listed or (B) if no such equity securities are then listed, to secure designation of such securities as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 under the Exchange Act or, failing that, to secure NASDAQ authorization for such Registrable Securities, and, without limiting the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD, and (ii) to provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration statement;

            (xiii) enter into such agreements and take such other actions as the sellers of Registrable Securities or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, to the extent that the offering in question is an underwritten offering, preparing for, and participating in, such number of "road shows" and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition; and

            (xiv) use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

            The Company may require each seller of any Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such seller, including, without limitation, its ownership of Registrable

Securities and the disposition of such Registrable Securities, as the Company may from time to time reasonably request in writing and as shall be required by law in connection therewith. Each such Holder agrees to furnish promptly to the Company all infor mation required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading.

            The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, which refers to any seller of any Registrable Securities covered thereby by name, or otherwise identifies such seller as the Holder of any Registrable Securities, without the consent of such seller, such consent not to be unreasonably withheld, unless such disclosure is required by law.

            11.8 Indemnification.

            (a) The Company will, and hereby does, indemnify each Holder, each of its officers, directors and partners, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Section 11, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus (including any related registration statement) incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of such prospectus, in light of the circumstances under which made) not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualifi cation or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein.

            (b) Each Holder and Other Shareholder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a regis tration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act and the rules and regulations thereunder, each other such Holder and Other Shareholder and each of their officers, directors and partners, and each person controlling such Holder or Other Shareholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of such prospectus, in light of the circumstances under which made, not misleading, and will reimburse the Company and such Holders, Other Shareholders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by such Holder or Other Shareholder and stated to be specifically for use therein; provided, however, that the obligations of such Holders and Other Shareholders hereunder shall be limited to an amount equal to the proceeds to each such Holder or Other Shareholder of securities sold as contemplated herein.

            (c) Each party entitled to indemnification under this Section 11.8 (the "Indemnified Party") shall give notice to the party required to provide indemnifica tion (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, but the failure of any Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligation under this Section 11.8, except to the extent of any actual prejudice resulting from such failure. The Indemnifying Party will be entitled to participate in, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, at its expense to assume, the defense of any such claim or any litigation resulting therefrom, with counsel reasonably satisfactory to such Indemnified Party, provided that the Indemnified Party may participate in such defense at its expense, notwithstanding the assumption of such defense by the Indemnifying Party, and provided, further, that if the defendants in any such action shall include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties and the fees and expenses of such counsel shall be paid by the Indemnifying Party with respect to such different or additional defense. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom. No Indemnified Party shall consent to the entry of any judgment nor enter into any settlement without the prior written consent of the Indemnifying Party.

            11.9 Information by Holder. Each Holder of Registrable Securities, and each Other Shareholder holding securities included in any registration, shall furnish to the Company such information regarding such Holder or Other Shareholder and the distribution proposed by such Holder or Other Shareholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 11.

            11.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

            (a) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act;

            (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

            (c) so long as you own any Restricted Securities, furnish to you forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the

      Company, and such other reports and documents so filed as you may reasonably request in availing yourself of any rule or regulation of the Commission allowing you to sell any such securities without registration.

            11.11 Transfer or Assignment of Registration Rights. The rights to cause the Company to register your securities granted to you by the Company under this Section 11 may, in your discretion, be transferred or assigned by you to a trans feree or assignee of any of your Restricted Securities, provided that the Company is given written notice by you at the time of or within a reasonable time after such transfer or assignment, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being trans ferred or assigned, and provided, further, that the transferee or assignee of such rights assumes your obligations under this Section 11.

            11.12 "Market Stand-off" Agreement. You agree, if requested by the Company and an underwriter of Common Stock (or other equity securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other equity securities) of the Company held by you during the ninety-day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that, if requested by such underwriter, all Holders, all officers and directors and all other shareholders of the Company who acquire equity securities of the Company in a privately negotiated transaction after June 25, 1996 enter into similar agreements. Notwithstanding the foregoing, shareholders of the Company who acquire such equity securities in return for the equity securities of an entity acquired by the Company, and who have no "demand" registration rights in respect thereof, shall not be required to enter into such agreements.

            Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such ninety-day period.

            11.13 Shelf Registrations. If, at any time when a Shelf Registration is effective with respect to any Registrable Securities, the Company shall furnish to the Holders a certificate of the Company stating that counsel to the Company, which counsel shall be reasonably satisfactory to the Holders, or the Board, shall have determined that the Company has pending or in progress a material transaction or other development, the disclosure of which would, in the good faith judgment of the Company, materially and adversely affect the Company, then such Holders shall thereafter not dispose of any Registrable Securities under such Shelf Registration until the earlier of (i) the time when such transaction or development is resolved in a manner that allows, or renders unnecessary, appropriate disclosure with respect to such transaction or development and (ii) the 121st day after the delivery of such certificate, provided the Company shall at all times use all reasonable efforts to resolve the transaction or other development in question so as to enable the Purchaser to recommence selling under such Shelf Registration as promptly as possible, and provided further that the four month period referred to in Section 11.7(ii) shall be suspended or "tolled" during any such period when the Holders are unable to so utilize such Shelf Registration.

                                   SECTION 12.

                                  Miscellaneous

            12.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York.

            12.2 Survival. The representations, warranties, covenants and agreements made herein shall survive (i) any investigation made by you and (ii) the Closing.

            12.3 Use of Purchasers' Names. The Company agrees and acknowledges that the Purchasers have no, and have not assumed any, responsibility for the management, business or operations of the Company. Except as required by law, the Company shall not use the name of either Purchaser or their respective affiliates in (i) any publicly available or otherwise widely disseminated document or communication and (ii) any other document used for marketing products and services without the prior written consent of the Purchaser the name of which or the name of the affiliate of which is to be disclosed.

            12.4 Successors and Assigns. Except as otherwise expressly provided herein or in any applicable assignment instrument, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, the Company may not assign its rights hereunder.

            12.5 Substitution of Purchaser. You shall have the right to substitute any of your affiliates as the purchaser of the Shares which you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such affiliate, shall contain such affiliate's agreement to be bound by this Agree ment and shall contain a confirmation by such affiliate of the accuracy with respect to it of the representations set forth in Section 5. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 12.4), such word shall be deemed to refer to such affiliate in lieu of you. In the event that such affiliate is so substituted as a purchaser hereunder and such affiliate thereafter transfers to you all of the Shares then held by such affiliate, upon receipt by the Company of notice of such transfer and confirmation by you of the continued accuracy with respect to you of the representations set forth in Section 5, wherever the word "you" is used in this Agree ment, such word shall no longer be deemed to refer to such affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Shares under this Agreement.

            12.6 Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and you.

            12.7 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or delivered either by hand or by messenger, addressed to the addresses set forth at the beginning of this Agreement, or at such other address as such Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares or any Common Stock issued upon conversion of Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company, or (c) if to the Company.

            12.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

            12.9 Rights; Separability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            12.10 Agent's Fees.

            (a) The Company hereby agrees to indemnify and to hold you harmless from and against any liability for commission or compensation in the nature of an agent's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) arising from any act by the Company or any of its employees or representatives.

            (b) You (i) represent and warrant that you have retained no finder or broker in connection with the transactions contemplated by this Agreement and
(ii) hereby agree to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of an agent's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which you, or any of your employees or representatives, are responsible.

            12.11 Expenses. The Company shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contem plated hereby, and the Company will pay (i) up to $250,000 of the fees, charges and disbursements incurred by the Purchasers (and their advisers, counsel, accountants and other representatives) in connection with this Agreement and the transactions contemplated hereby and (ii) in the event a Dispute Resolution Offer is accepted by any Purchaser in accordance with Section
10.3 hereof, an amount equal to $1,500,000 multiplied by the ratio determined by dividing (x) the number of Class A Preferred Shares originally owned by such Purchaser by (y) 500,000.

            12.12 Titles and Subtitles. The titles of the paragraphs and subpara graphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

            If you are in agreement with the foregoing, please sign where indicated below and thereupon this letter shall become a binding agreement between you and the Company.

                                       Very truly yours,

                                       IMC MORTGAGE COMPANY


                                       By: /s/ Stuart D. Marvin
                                          --------------------------------------
                                          Name:  Stuart D. Marvin
                                          Title: Chief Financial Officer

ACCEPTED AND AGREED TO:

GREENWICH STREET CAPITAL PARTNERS II, L.P.
GSCP OFFSHORE FUND, L.P.
GREENWICH FUND, L.P.

      By: GREENWICH STREET
            INVESTMENTS II, L.L.C.,
            their General Partner


          By: /s/ Sanjay H. Patel
             --------------------------------
             Name:  Sanjay H. Patel
             Title: Managing Member



TRAVELERS CASUALTY AND SURETY COMPANY


By: /s/ Robert R. Geitz
   -------------------------------------------
   Name:  Robert R. Geitz
   Title: Attorney-in-Fact